Exhibit 10.3

Consulting Agreement

This Consulting Agreement (the “Agreement”), effective as of the Effective Date (as defined herein), is entered into between Inozyme Pharma, Inc. (the “Company”) and Axel Bolte (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant as a Senior Advisor to the Company and the Consultant desires to perform certain services for the Company; and

WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.
Services. The Consultant agrees to perform such consulting and advisory services to and for the Company as may be reasonably requested from time to time by the Company, as specified on Schedule A to this Agreement. For the avoidance of doubt, the Consultant shall be permitted to provide services to other entities as an employee, consultant or board member so long as such services do not otherwise violate any restrictive covenants with the Company or other obligations that the Consultant may have to the Company under applicable law or under corporate governance policies or requirements applicable to the Consultant when serving as a member of the Company’s Board of Directors.
2.
Term. Provided the Consultant has timely signed and returned to the Company the transition and separation letter agreement to which this Agreement is attached as Annex 2 (the “Separation Agreement”) and has not timely revoked paragraph 4(b) of the Separation Agreement, the term of this Agreement shall commence on May 1, 2023 (the “Effective Date”) and shall continue until May 1, 2025 (the “Expiration Date”), unless terminated earlier pursuant to the provisions of Section 4 (such period being referred to as the “Consultation Period”).
3.
Consideration and Reimbursement.
a.
Consulting Fees. In consideration of the Consultant’s performance of the services, the Company will pay to the Consultant fixed consulting fees of twenty-five thousand dollars ($25,000.00) per month for the first three months of the term of the Agreement (the “Initial Period”). The Company shall pay the consulting fees monthly in arrears for services rendered the previous month, no later than the seventh (7th) business day of the following month. Following the Initial Period, the Company will pay to the Consultant a consulting fee of $400 per hour and the Consultant shall submit to the Company monthly statements, in a form reasonably satisfactory to the Company, of services performed for the Company in the applicable time period. Within thirty (30) days after receipt of the statement, the Company shall pay to the Consultant consulting fees for all services invoiced in the statement. In addition, effective as of the Effective Date, the Company shall grant to the Consultant a stock option (the “Option”) under the Company’s 2020 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 100,000 shares of common stock of the Company at a price per share equal to the fair market value of the common stock on the date of grant of the Option. The Option shall vest in equal monthly installments during the Consultation Period, subject to the Consultant’s continuing service as a consultant or on the Company’s Board of Directors on the applicable vesting date, except as otherwise set forth herein, and shall otherwise be subject to all terms and other conditions set forth in the

Plan and in the Company’s standard form of non-statutory stock option agreement (but subject to the terms hereof).
b.
Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form reasonably satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $1,000 per month without the prior written approval of the Company; provided, however, that this $1,000 monthly cap shall not apply to reimbursement of the Consultant’s reasonable travel expenses consistent with the Company’s travel reimbursement policies that apply to Company executives.
c.
No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.
4.
Termination. This Agreement may be terminated prior to the Expiration Date in the following manner: (a) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement, the Separation Agreement, or the Restrictive Covenants Agreement (as defined in the Separation Agreement); provided that the Company shall provide the Consultant with written notice of any such material breach and not less than 30 days to cure, if curable, as determined by the Company in its sole discretion (such termination, a termination for “Cause” under this Agreement); (b) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement; provided that the Consultant shall provide the Company with written notice of any such material breach and not less than 30 days to cure, if curable; (c) by the Consultant for any reason at any time upon not less than thirty (30) days’ prior written notice; (d) by the Company for any reason upon not less than thirty (30) days’ prior written notice, but with such termination date being no earlier than the date following the end of the Initial Period; or (e) at any time upon the mutual written consent of the parties hereto. Notwithstanding the foregoing, and for the avoidance of doubt, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant fails to timely sign or timely revokes Annex 1 to the Separation Agreement as set forth therein (which shall also constitute a termination for “Cause” under this Agreement). In the event of any termination of this Agreement, the Consultant shall be entitled to: (i) payment for services performed prior to the effective date of termination (provided, however, that if termination occurs during the Initial Period, the payment for services performed during the month in which termination occurs shall be prorated proportionally to reflect termination prior to the end of the month), and (ii) reimbursements for expenses incurred in accordance with Section 3 prior to termination. In the event of the termination of this Agreement (W) by the Consultant pursuant to clause (b) of the preceding sentence (X) by the Company without Cause pursuant to clause (d) of the preceding sentence, (Y) on account of the death of the Consultant or (Z) on account of the disability of the Consultant (as defined in Section 22(e)(3) of the Internal Revenue Code), in each case prior to the Expiration Date, and effective as the date of such expiration or termination, (A) the Consultant shall be entitled to (I) the accelerated vesting of any unvested portion of the Option granted by the Company to the Consultant pursuant to Section 3(a) hereof and (II) the accelerated vesting of any other stock options granted by the Company to the Consultant that remain outstanding at the date of such termination but solely with respect to the portion of such stock options that otherwise would have vested between the date of this Agreement and the Expiration Date and (B) any stock options granted by the Company to the Consultant that are vested and outstanding as of the date of such termination (taking into account clause (A) of this sentence) shall remain exercisable until the earlier of (x) the later of May 1, 2026 or the Consultant ceasing to serve on the Board and (y) the original expiration date of such options, with all such options otherwise remaining subject to the terms and conditions of the applicable award agreement(s) and equity plan(s). No further payments or other consideration of any kind will be due, and such payments and other consideration shall constitute full settlement of any and all claims of the Consultant of every description against the Company.
5.
Cooperation. The Consultant shall perform the services hereunder in a professional manner and consistent with customary industry standards. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
6.
Proprietary Information and Inventions.
a.
Proprietary Information.

The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property, except as required by law. The Consultant shall be permitted to retain his contacts, calendar and personal correspondence and any information reasonably needed for personal tax return preparation.

The Consultant agrees that the Consultant’s obligation not to disclose or to use information and materials of the types set forth above, and the Consultant’s obligation to return materials and tangible property as set forth above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

The Consultant’s obligations under this Section 6(a) shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others known to the Consultant of the terms of this Section 6(a), (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing in this Agreement or elsewhere prohibits the Consultant from (a) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings or (b) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the U.S. National Labor Relations Act, and the Consultant is not required to notify the Company of any such communications. Further, nothing in this Agreement or elsewhere prohibits the Consultant from disclosing confidential or proprietary information solely (i) to a court or arbitral body or (ii) to the Consultant’s attorneys, in either case to the extent reasonably necessary to enforce the rights or perform the obligations of, or defend claims against, the Consultant under this Agreement, or (iii) to the minimum extent required by laws, rules, regulations or binding orders of courts or arbitrators (each, a “Legal Requirement”); provided that, in the case of any use or disclosure described in clauses (i), (ii), or (iii), the Consultant shall use the Consultant’s reasonable efforts to limit the scope of disclosure, and, in the case of any use or disclosure described in clauses (i) or (iii), the Consultant shall (A) seek available confidential treatment available under applicable law prior to such disclosure, (B) to the extent not prohibited by any such Legal Requirement, provide the Company with prior written notice of the proposed disclosure, specifying the precise scope of disclosure and the reason for such disclosure, and (C) to the extent not prohibited by any such Legal Requirement, provide the Company with a reasonable opportunity to contest such disclosure or to seek confidential treatment from the applicable court or arbitral body. Notwithstanding the foregoing in this paragraph, nothing herein authorizes the disclosure of information the Consultant obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the U.S. Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

b.
Inventions.

The Consultant will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others during the Consultation Period, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, the previous sentence shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Consultant, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Consultant further acknowledges that each original work of authorship that is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Consultant hereby waives all claims to moral rights in any Inventions.

The Consultant agrees that if, in the course of performing the services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

The Consultant agrees to cooperate reasonably with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention related to the present or planned business or research and development of the Company. Such written records shall be available to and remain the sole property of the Company at all times.

7.
Non-Exclusivity. The Company retains the right to contract with other companies and/or individuals for consulting services without restriction. Similarly, except as and to the extent set forth in the Separation Agreement and the Restrictive Covenants Agreement (as defined in the Separation Agreement), the Consultant retains the right to contract with other companies or entities for the Consultant’s consulting services.
8.
Other Agreements; Representation.

The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

The Consultant hereby represents and confirms that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.
Independent Contractor Status.

The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.

The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s reasonable standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

The Consultant shall be solely responsible for all income taxes, insurance and social taxes, and any other taxes or fees in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

10.
Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement may result in serious and irreparable injury to the Company for which the Company could possibly not be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.
11.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.
12.
Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
13.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that nothing herein supersedes the Separation Agreement or the Restrictive Covenants Agreement (as defined in the Separation Agreement) into which the Consultant entered in connection with his prior employment by the Company, which remain in full force and effect.
14.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
15.
Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant. The Company shall not assign this Agreement to any entity other than a direct or indirect wholly owned subsidiary of the Company, unless in connection with a corporate transaction involving the Company.
16.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws provisions or rule that would cause the application of laws of any other jurisdiction. The Consultant hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of

Massachusetts), and the Company and the Consultant each consents to the jurisdiction of such a court, over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof.
17.
Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.
18.
Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
19.
Survival. Sections 4 through 20 shall survive the expiration or termination of this Agreement.
20.
Miscellaneous.

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

Inozyme Pharma, Inc.

By: /s/ Sanjay Subramanian
Name: Sanjay Subramanian
Title: Chief Financial Officer

Consultant:

/s/ Axel Bolte
Axel Bolte

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" ACTIVEUS 198374062v.5" "" ACTIVEUS 198374062v.5